Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES INTENTION TO VOLUNTARY DELIST FROM NYSE, APPLIES TO HAVE UNITS TRADE ON OTCQB

OVERLAND PARK, December 20, 2019 /GLOBE NEWSWIRE/ – Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) today announced its intention to voluntarily delist its common units from the New York Stock Exchange (“NYSE”).

This announcement follows the Company’s receipt of notice from the NYSE that the Company is not in compliance with the continued listing standards and, as a result, has been subject to the procedures outlined in Sections 801 and 802 of the NYSE Listed Company Manual (see the Company's news release dated July 26, 2019).

The Company has been evaluating its options with respect to its NYSE listing and after much discussion and deliberation, the Board of Directors approved a resolution authorizing the Company to voluntarily delist from the NYSE for an indefinite period of time.  The Company believes the delisting from the NYSE will be a temporary event.  Further, it is the Company’s position that as it resolves its balance sheet issues, which the Company is attending to with its financial and legal advisors, the issues causing the delisting likewise should be resolved.

As such, the Company has notified the NYSE of its intent to voluntarily delist its common stock from the NYSE. The Company currently anticipates that it will file with the Securities and Exchange Commission a Form 25 relating to the delisting of its common units on or about December 30, 2019, and anticipates that the delisting of its common units will become effective on or about January 9, 2020. The Company does not expect the delisting to have any adverse effects on its business operations.

The Company intends to apply to have its common units quoted on the OTCQB tier of the OTC Markets. The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

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